Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Kurt Harrington at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports Fourth Quarter and Full Year 2011 Financial Results

Non-GAAP Core Operating Income of $1.11 per share (diluted) for the fourth quarter 2011 and $5.99 per share (diluted) for the full year 2011(1)

18.7% Return on Equity from Non-GAAP Core Operating Income for the fourth quarter 2011; 22.7% for 2011(2)

Dividend of $0.875 per share for the fourth quarter 2011, paid on January 31, 2012

Annualized dividend yield of 15%(3), 19%(4) on a tax adjusted basis

Book value per share at December 31, 2011 was $23.67

ARLINGTON, VA, February 23, 2012 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company”) today reported non-GAAP core operating income of $8.6 million for the quarter ended December 31, 2011, or $1.11 per share (diluted) and $46.4 million for the year ended December 31, 2011, or $5.99 per share (diluted). A reconciliation of non-GAAP core operating income to GAAP net income appears at the end of this press release. On a GAAP basis, the Company reported net income of $6.9 million for the quarter ended December 31, 2011, or $0.89 per share (diluted), compared to net income of $8.0 million, or $1.03 per share (diluted) for the quarter ended December 31, 2010. On a GAAP basis, the Company reported net income of $15.2 million for the year ended December 31, 2011, or $1.96 per share (diluted) as compared to net income of $26.6 million, or $3.38 per share (diluted) for the year ended December 31, 2010.

“Our fourth quarter core earnings reflected consistent strong performance of the combined MBS portfolio even in a quarter marked by continued European turmoil, low interest rates, and elevated prepayment conditions. The Company’s 18.7% Return on Equity from core operating income in the fourth quarter reflected another period of low CPRs and strong cash spread income from our prepayment protected agency-backed MBS portfolio as well as continued high cash returns from our deep discount private-label MBS portfolio,” said J. Rock Tonkel, Jr., President and Chief Operating Officer. “Overall market conditions in early 2012 have improved, risk spreads have declined, and private-label MBS trading volumes have increased. To the extent this trend continues, we intend to continue implementing our strategy to monetize appreciated capital in the Company’s private-label MBS portfolio and redeploy it to hedged agency-backed MBS opportunities with higher current cash yields and the potential to increase cash earnings and distributable income.”

Fourth Quarter Highlights

Net interest income for the quarter was $12.4 million, net of the $0.5 million adjustment described below. The yield on the Company’s agency-backed and private-label mortgage-backed securities (“MBS”) portfolios was 4.49% and 18.84%, respectively. During the quarter, the Company realized net cash gains of $0.6 million, including $3.9 million in gains from agency-backed MBS sales and a previously disclosed $2.3 million hedge loss from the closeout of remaining Eurodollar futures through mid-December 2012. During the quarter, the Company updated its accounting policies and procedures related to accretion rates used in recording interest income on its private-label MBS portfolio purchased at a discount, resulting in a cumulative three-year net decrease of $55 thousand in pre-tax net income and net income. This change resulted in a decrease in investment gains of $599 thousand and an increase in interest income of $544 thousand. These adjustments do not impact cash received or management’s expected performance of these securities.

As of December 31, 2011, the Company’s agency-backed MBS consisted of $591.1 million in face value with a cost basis of $609.1 million and a fair value of $637.0 million. Substantially all of the Company’s agency-backed MBS were fixed-rate 30-year MBS with a weighted average coupon of 4.62%, a weighted average cost of 102.9, market price of 107.8, and a weighted average cost of repo funding of 41 basis points at December 31, 2011. The three-month constant prepayment rate (“CPR”) for the Company’s agency-backed MBS as of December 31, 2011 was 5.8%, and the Company’s debt to equity ratio at December 31, 2011 was 3.6 to 1, both in line with the previous quarter.

As of December 31, 2011, the Company’s private-label MBS portfolio consisted of $277.8 million in face value with an amortized cost basis of $141.1 million and a fair value of $179.4 million. The following table presents certain statistics of our private-label MBS portfolio as of and for the quarter ended December 31, 2011 (dollars in millions):

Total Private-Label MBS

Fair market value	$179
Fair market value (as a % of face value)	64.6%

Quarterly yield (as a % of amortized cost)	18.84%
Average cost (as a % of face value)	49.0%
Weighted average coupon	5.3%

Face value	$278
Amortized cost	$141
Purchase discount	$137

60+ delinquent	20.5%
Credit enhancement	7.1%
Severity (3-month)	52.0%
Constant prepayment rate (3-month)	15.7%

As part of the Company’s assessment of unrealized losses in the Company’s MBS portfolio for other-than-temporary impairment, we recognized $1.2 million of non-cash other-than-temporary impairment charges related to private-label MBS.

The Company’s Board of Directors approved a $0.875 dividend for the fourth quarter of 2011. The dividend was paid on January 31, 2012 to shareholders of record on December 31, 2011. This represented a 15% annualized dividend yield based on the Class A common stock closing price on the New York Stock Exchange (NYSE) of $23.84 on February 23, 2012.

(1)	Non-GAAP Financial Measures

In addition to the financial results reported in accordance with generally accepted accounting principles as consistently applied in the United States (GAAP), the Company has disclosed non-GAAP core operating income for the quarter and year ended December 31, 2011 in this press release. This non-GAAP measurement is used by management to analyze and assess the Company’s operating results and dividends. Management believes that this non-GAAP measurement assists investors in understanding the impact of these non-core items and non-cash expenses on the performance of the Company and provides additional clarity around the Company's forward earnings capacity and trend.

A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of the Company’s business and these effects should not be ignored in evaluating and analyzing the Company's financial results. Therefore, management believes net income on a GAAP basis and core operating income on a non-GAAP basis should be considered together.

In determining core operating income, the Company has excluded certain costs and the following non-cash expenses: (i) compensation costs associated with stock-based awards, (ii) accretion of MBS purchase discounts adjusted for principal repayments in excess of proportionate invested capital, (iii) net unrealized mark-to-market adjustments on the trading MBS and hedge instruments and (iv) other-than-temporary impairment charges recognized.

The following table presents a reconciliation of the GAAP financial results to non-GAAP measurements for the quarter and year ended December 31, 2011 (dollars in thousands):

	Quarter Ended	Year Ended
	December 31, 2011
GAAP net income	$6,941	$15,173
Adjustments
Adjusted expenses(a)	752	1,825
Stock compensation	176	1,014
Net unrealized mark-to-market loss on trading MBS and hedge instruments	1,165	31,353
Other-than-temporary impairments	1,223	1,223
Adjusted interest related to purchase discount accretion	(1,630)	(4,218)
Non-GAAP core operating income	$8,627	$46,370
Non-GAAP core operating income per share (diluted)	$1.11	$5.99

(a)	Adjusted expenses represent certain professional fees and income taxes that are not considered representative of routine activities of the Company.

(2)	Return on Equity from non-GAAP core operating income is calculated using quarterly average equity and non-GAAP core operating income for the respective period.

(3)	Based on the annualized fourth quarter 2011 dividend and a Class A common stock closing price on the NYSE of $23.84 on February 23, 2012.

(4)	The Company's dividends are eligible for the 15% federal income tax rate on qualified dividend income, whereas dividends paid by a REIT are generally subject to the higher 35% tax rate on ordinary income. To provide the same return after payment of federal income tax as the Company, a REIT would be required to pay dividends providing a 19% yield.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that invests in mortgage-related and other assets. The Company is headquartered in the Washington, D.C. metropolitan area. For more information, please visit www.arlingtonasset.com.

Statements concerning future performance, market conditions, risk spreads, private-label MBS trading volumes, cash earnings, distributable income, portfolio allocation, plans and steps to position the Company to realize value, and any other guidance on present or future periods, constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in default rates, preservation of our net operating loss and net capital loss carry-forwards, impacts of regulatory changes including actions taken by the Securities and Exchange Commission, impacts of changes to Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve and the U.S. Treasury, availability of opportunities that meet or exceed our risk adjusted return expectations, ability to effectively migrate private-label MBS into agency-backed MBS, ability to realize a higher return on capital migrated to agency-backed MBS, ability and willingness to make future dividends, the failure of sovereign or municipal entities to meet their debt obligations or a downgrade in the credit rating of such debt obligations, ability to generate sufficient cash through retained earnings to satisfy capital needs, changes in and the effects on the Company of mortgage prepayment speeds, ability to realize book value growth through reflation of private-label MBS, the realization of gains and losses on principal investments, the outcome of certain litigation and investigatory matters, available technologies, competition for business and personnel, and general economic, political, regulatory and market conditions. These and other risks are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 that are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement.

Financial data follows

ARLINGTON ASSET INVESTMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)	Three Months Ended		Twelve Months Ended
(Unaudited)	December 31,		December 31,
	2011	2010	2011	2010
INTEREST INCOME	$13,727	$10,166	$52,545	$39,567

INTEREST EXPENSE
Interest on short-term debt	707	188	2,043	593
Interest on long-term debt	120	139	465	562
Total interest expense	827	327	2,508	1,155
Net interest income	12,900	9,839	50,037	38,412

OTHER (LOSS) INCOME, NET
Investment (loss) gain, net	(1,711)	2,686	(19,166)	3,328
Other loss	(3)	(4)	(14)	(14)
Total other (loss) income, net	(1,714)	2,682	(19,180)	3,314
Operating income before other expenses	11,186	12,521	30,857	41,726

OTHER EXPENSES
Compensation and benefits	2,522	2,996	10,065	10,660
Professional services	708	270	1,833	1,263
Business development	23	39	121	97
Occupancy and equipment	93	94	374	388
Communications	50	48	197	204
Other operating expenses	431	338	1,599	2,022
Total other expenses	3,827	3,785	14,189	14,634

Income before income taxes	7,359	8,736	16,668	27,092

Income tax provision	419	705	1,495	506

Net income	$6,940	$8,031	$15,173	$26,586

Basic earnings per share	$0.90	$1.05	$1.97	$3.44

Diluted earnings per share	$0.89	$1.03	$1.96	$3.38

Weighted average shares outstanding - basic (in thousands)	7,748	7,635	7,720	7,734
Weighted average shares outstanding - diluted (in thousands)	7,755	7,773	7,741	7,873

ARLINGTON ASSET INVESTMENT CORP.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
(Unaudited)

ASSETS	December 31, 2011	December 31, 2010

Cash and cash equivalents	$20,018	$12,412
Receivables
Interest	2,366	2,345
Sold securities receivable	41,321	-
Other	11	219
Mortgage-backed securities, at fair value
Available-for-sale	179,566	252,909
Trading	636,872	174,055
Other investments	2,946	8,287
Derivative assets, at fair value	504	-
Deposits	71,079	4,748
Prepaid expenses and other assets	377	358
Total assets	$955,060	$455,333

LIABILITIES AND EQUITY

Liabilities:
Repurchase agreements	$647,977	$190,220
Interest payable	504	187
Accrued compensation and benefits	6,177	7,201
Dividend payable	6,785	4,655
Derivative liabilities, at fair value	63,024	2,398
Purchased securities payable	15,820	2,555
Accounts payable, accrued expenses and other liabilities	16,401	16,373
Long-term debt	15,000	15,000
Total liabilities	771,688	238,589

Equity:
Common stock	77	77
Additional paid-in capital	1,508,713	1,505,971
Accumulated other comprehensive income, net of taxes	38,367	63,495
Accumulated deficit	(1,363,785)	(1,352,799)
Total equity	183,372	216,744

Total liabilities and equity	$955,060	$455,333

Book Value per Share	$23.67	$28.46

Shares Outstanding (in thousands)	7,748	7,617